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                                                              EXHIBIT 10.12

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT


AGREEMENT, dated as of November 8, 1996 by and between Level 8 Systems, Inc., a New York corporation, with its principal office at One Penn Plaza, Suite 3401, New York, NY 10119 (the "Company") and Samuel Somech, residing at 9 Cloudy Lane, New Hyde Park, New York 11040 (the "Employee" ).

INTRODUCTION

The Employee and the Company's subsidiary are parties to an employment agreement dated March 31, 1995, as amended on April 6, 1995, May 25, 1995 and September 18,1996; the parties desire to provide for the employment of the Employee with the Company pursuant to certain new terms. In order to accomplish such purposes and in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereby enter into this Agreement.

ARTICLE I

CERTAIN DEFINITIONS

1.1  "Board" means the Board of Directors of the Company.

1.2 "Date of Termination" means the date of receipt of the Notice of Termination in accordance with Section 5.4 hereof, or any later date specified therein, or the date of death of the Employee, as applicable.

1.3 "Disability" means a disability which, at least ninety (90) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably); and as used herein, the term "Disabled" has a correlative meaning.

1.4 "Good Reason" means (a) an adverse alteration in Employee's reporting responsibilities; (b) a reduction in Employee's Annual Salary; (c) any material failure of the Company to comply with the provisions of this Agreement which failure shall not cease promptly, and in no event in more than ten days, after the Company's receipt of written notice from the Employee objecting to such conduct; (d) any purported termination by the Company of the Employee's employment other than as expressly permitted by this Agreement and (e) any failure by the Company to comply with and satisfy
Section 7.2 hereof. For purposes of this Agreement, any good faith determination of "Good Reason" made by the Employee shall be conclusive.


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1.5 "Termination With Cause" has the meaning set forth in Section 5. 1 hereof, and "Cause" when used alone, has a correlative meaning.

ARTICLE II EMPLOYMENT; TERM; DUTIES

2.1 Employment. Upon the terms and subject to the conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as President of the Company.

2.2 Term. The term of this Agreement (the "Term") shall be three (3) years, commencing on the date hereof and terminating on the third anniversary of the date hereof. The Term shall be automatically extended on a month-to month basis after the expiration of such three (3) year period, unless either party provides notice to the other party of its intention not to extend the Term, at least fifteen (15) days prior to the end of the current Term.

2.3 Duties. During the Term, the Employee shall perform such duties for the Company and for its subsidiaries and affiliates, consistent with his position and title hereunder, and as may be assigned to him, consistent with his position hereunder, from time to time by the Board. The Employee shall devote his best efforts and his entire business time, attention and energies to the performance of his duties hereunder.

2.4 Exclusive Agreement. The Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Employee from rendering service to the Company during the Term as provided herein.

ARTICLE III COMPENSATION AND RELATED MATTERS

3.1 Compensation. As compensation for the services rendered by the Employee hereunder, the Company shall pay to Employee an annual salary (the "Annual Salary" ), subject to adjustment as hereinafter provided, of One Hundred and Fifty Thousand Dollars ($150,000.00) per annum, payable in not more than monthly installments. The Annual Salary shall be increased on each anniversary of the date of this Agreement by an amount to be determined by the Board in its discretion.

3.2 Performance Bonus. Employee shall receive a performance bonus, payable in cash within 90 days after the end of each fiscal year of the Company, in such amount as the Board shall determine in its discretion.

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3.3 Deductions. The Company shall deduct from the compensation described in
Section 3.1 hereof, any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

3.4 Disability Adjustments. Any compensation otherwise payable to the Employee pursuant to Section 3.1 in respect of any period during which the Employee is disabled (as contemplated in Section 5.3 hereof) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the Company.

ARTICLE IV BENEFITS; EXPENSES

4.1 Benefits; Perquisites. During the Term, the Employee shall be entitled to such benefits and perquisites, including paid vacation and participation in incentive, savings, retirement, group life, health, accident, disability and hospitalization insurance plans, as the Company may from time to time generally make available to its employees.

4.2 Expenses. The Company agrees to reimburse the Employee' upon presentation of a reasonably itemized report, for out-of-pocket expenses in excess of the allowance provided pursuant to Section 4.3 below which were reasonably incurred by the Employee in connection with the performance of his duties hereunder.

4.3 Automobile and Telephone Allowance. During the Term, the Company shall furnish the Employee with a monthly allowance of up to Two Thousand Dollars ($2,000.00) before taxes for automobile, telephone and other expenses incurred in connection with the performance of his duties hereunder.

4.4 Stock Options. The Company shall grant to the Employee incentive stock options, in addition to any options previously granted to him, to purchase 250,000 shares of the common stock of the Company for a purchase price of Ten Dollars and Twenty Five Cents ($10.25) per share, of which options to acquire 50,000 shares shall be immediately vested, with one-third of the balance vesting at the end of each annual anniversary of the date of this Agreement.



ARTICLE V TERMINATION; DEATH; DISABILITY

5 1 Termination of Employment With Cause; Resignation without Good Reason. If the

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Employee  (a) breaches any material provision of this Agreement and such breach is not remedied within thirty (30) days after written notice thereof from the Company; or (b) has committed an act of gross misconduct within the meaning of Securities and Exchange Commission's regulations in connection with the performance of his duties hereunder; or (c) demonstrates habitual negligence (as determined in good faith by the Board) and fails to cure such negligent behavior within thirty (30) days after written notice from the Company; or (d) has been convicted of committing a felony, or (e) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder; or (f) resigns without Good Reason, then, in addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right to terminate Employee's employment (a "Termination With Cause"), without any further liability or obligation to him hereunder or otherwise in respect of his employment, other than its obligation to pay accrued but unpaid Annual Salary and vacation time as of the Date of Termination.

5.2 Termination Other Than With Cause or Disability: Resignation for Good Reason. (a) Notwithstanding any provision in this Agreement to the contrary, if during the Term, the Company terminates the Employee's employment and such termination is not a Termination With Cause, or for Disability, or as a result of Employee's death, or the Employee terminates his employment for Good Reason, the Company shall pay the Employee, as a termination fee, an amount equal to 50% of the salary which would have otherwise been payable to him with respect to the period from the termination date through the end of the Term.

(b) The Employee acknowledges that the payments referred to in this Section
5.2 constitute the only payments which the Employee shall be entitled to receive from the Company hereunder in the event of any termination of his employment for any of the reasons referred to in this Section 5.2, and that except for such payments the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

5.3 Resignation for Other Than Good Reason. Employee may resign from his employment hereunder at any time upon ninety (90) days' prior written notice; provided. however that at any time after the giving of such notice the Company may elect to terminate Employee on an earlier date, in which event the Company shall have no obligation to make any payments hereunder other than its obligation to pay accrued but unpaid Annual Salary and vacation time as of the Date of Termination.

5.4 Death; Disability. The Employee's employment hereunder shall terminate
(x) upon his death or (y) if the Employee becomes Disabled, at the election of the Company by written notice to the Employee. In the event of a termination of the Employee's employment by reason of death or Disability, the Company shall pay the Employee (or his legal representatives, as the case may be) as follows:

(a) any accrued but unpaid compensation for Annual Salary as of the Date of Termination;


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(b) the Employee's Annual Salary in effect on the Date of Termination, in monthly installments for the balance of the Term, but in no event shall such payments be made for more than six (6) months;

(c) a cash payment payable within ten (10) days after the Date of Termination equal to the Employee's Annual Salary on a daily basis (computed on a 260-day year), multiplied by the number of accrued and unused vacation days at the date of such termination; and

(d) in the event the Employee is Disabled, the Company will continue to provide the benefits provided under Section 4.1 hereof for the Employee (and the Employee's family members, if applicable), to the extent such benefits continue to remain available without any significant increase in cost, for the balance of the Term, until and unless the Employee obtains other employment with comparable benefits within such Term.

(e) The Employee acknowledges that the payments referred to in this Section
5.3 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and that except for such payments the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

5.5 Notice of Termination. Any Termination With Cause or for Disability or resignation by the Employee for Good Reason shall be communicated by a Notice of Termination to the other party given in accordance with Section 8.2 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason hereunder shall not be deemed a waiver of any right of the Employee hereunder and shall not preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

ARTICLE VI INVENTIONS; NON-DISCLOSURE; NON-COMPETITION

6.1 Inventions. All processes, technologies and inventions (collectively, "inventions"), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts

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(including, without limitation, executing  and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to each such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

6.2 Non-Disclosure. The Employee shall not, at any time during the Term or thereafter, directly or indirectly disclose or furnish to any other person, firm or corporation, except in the course of the proper performance of his duties hereunder (a) any information relating to any process, technique or procedure used by the Company which is not, specifically, a matter of public knowledge; or (b) any information of a confidential nature obtained as a result of his present or future relationship with the Company, which information is not specifically a matter of public knowledge; or (c) the name, address or other information relating to any customer or supplier of the Company; or (d) any other trade secrets of the Company. Promptly upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information.

6.3 Non-Competition. (a) The Employee agrees that during the Term and for a period of one (1) year following the termination of the Employee's employment with the Company (other than a termination pursuant to Section
5.2 hereof), regardless of the cause of such termination, whether voluntary or involuntary, he will not, directly or indirectly, (i) compete with the Company in the provision of consulting services within the United States with respect to middleware, messaging, or fault-tolerant transaction processing; or (ii) be interested in, employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any firm or corporation which engages in the business of providing consulting services within the United States with respect to middleware, messaging, or fault-tolerant transaction processing; provided, however, that notwithstanding the foregoing, the Employee may make solely passive investments in any corporation the common stock of which is "publicly held" and of which the Employee shall not own or control securities which constitute more than one (1%) percent of the voting rights or equity ownership of such corporation; or (iii) solicit or divert business from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (iv) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so; or (v) directly or indirectly, solicit or hire any person who was an employee of the Company at any time during the Term, or assist any person, firm or corporation in doing so or attempting to do so.

(b) In the event the Employee is employed by or engaged by any person, firm, or corporation in contravention of Section 6. 3 (a) hereof, the Company's obligation to make payments to the Employee under either Section 5.2 or 5.3 hereof shall terminate immediately and the Company shall have no further liability or obligation to the Employee hereunder or otherwise in respect of his employment.

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6.4 Breach of Provisions. In the event that the Employee shall breach any of the provisions of this Article VI, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign' having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article VI. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not assert as a defense thereto that there is an adequate remedy at law.

6.5 Reasonable Restrictions; Severability. The Employee acknowledges and agrees that the restrictive covenants set forth in Section 6.3(a) hereof (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and in all other respects, and are necessary for the protection of the Company and its business. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, (i) the remainder of the Restrictive Covenants shall not be affected thereby and shall remain in full force and effect without regard to such invalidity or unenforceability, and (ii) such court shall have the power to modify such Restrictive Covenant, and as so modified, such Restrictive Covenant shall then be valid and enforceable.

6.6 Definition. For purposes of this Article VI, the term "Company" shall be deemed to include any subsidiary or affiliate of, or predecessor to, the Company.



ARTICLE VII
SUCCESSORS AND ASSIGNS


7.1 Not Assignable by Employee. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's representatives.

7.2 Company's Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 7.2, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

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ARTICLE VIII
MISCELLANEOUS


8.1 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

8.2 Notices. Any notice provided for herein shall be in writing and shall be deemed given or made (a) when personally delivered; or (b) when sent by telecopier and confirmed within forty eight (48) hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; or (c) upon receipt if mailed by first class registered or certified mail, return receipt requested, to the address of the other party set forth or such other address as may be specified by notice given in accordance with this
Section 8.2:

If to the Company:

Level 8 Systems, Inc.
One Penn Plaza, Suite 3401
New York, New York 10019
Attention: Arik Kilman


If to the Employee:

Samuel Somech
9 Cloudy Lane
New Hyde Park, New York 11040

In each case, with a copy to:

Bruno Dov Lerer, Esq.
767 Third Avenue, 24th Floor
New York, New York 10017


8.3 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in the County of New York, State of New York conducted by the American Arbitration Association (the "AAA") in accordance with the then existing rules, regulations, practices and procedures of the AAA. Notice preliminary to,

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in conjunction with, or incident to such arbitration proceedings shall be made pursuant to Section 8.2 hereof. Any decision in such arbitration, including the award of legal fees by such Arbitrator(s) to the prevailing party, shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by the judgment and order of the Supreme Court of the State of New York for Suffolk County and the parties hereto hereby waive any objection to such jurisdiction or venue in any such proceeding commenced in such court.

8.4 Severability. if any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

8.5 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

8.6 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

8.7 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

8.8 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

8.9 Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

8.10 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to principles relating to conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LEVEL 8 SYSTEMS, INC.

By: _____________
Name: Arik Kilman
Title: Chief Executive Officer

________________
Samuel Somech















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